As filed with the Securities and Exchange Commission on  May 30, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEENAH PAPER, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1308307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road

Alpharetta, Georgia 30005

 (Address of principal executive offices, including zip code)

Amended and Restated Neenah Paper, Inc. 2004

Omnibus Stock and Incentive Compensation Plan

(Full title of the Plan)

Steven S. Heinrichs, Esq.

Senior Vice President, General Counsel and Secretary

Neenah Paper, Inc.

3460 Preston Ridge Road

Alpharetta, Georgia 30005

(678) 566-6500

Copy to:

Eliot Robinson

Terrence Childers

Bryan Cave LLP

1201 West Peachtree Street, NW

Atlanta, GA 30309

(404) 572-6600

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,577,000 shares	$30.96	$48,823,920	$6,659.58

(1)         This Registration Statement covers 1,577,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Neenah Paper, Inc. (the “Registrant”) that are available for issuance under the Amended and Restated Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the “Amended Plan”).  A Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on November 30, 2004 (File No. 333-120867) covers approximately 381,004 additional shares of Common Stock available for issuance under the Amended Plan.

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Amended Plan.

(3)         Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, was calculated upon the basis of the average of the high and low prices of the Common Stock on May 28, 2013, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Neenah Paper, Inc. (the “Registrant”) previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on November 30, 2004 (File No. 333-120867) (the “Prior Registration Statement”) relating to 3,500,000 shares of its common stock, par value $0.01 per share (“Common Stock”), that were authorized for issuance under the 2004 Omnibus Stock and Incentive Compensation Plan (the “Original Plan”).  As of May 30, 2013, approximately 381,004 shares of Common Stock registered under the Prior Registration Statement remain available for issuance.

On May 30, 2013, the shareholders of the Registrant approved the Neenah Paper, Inc. Amended and Restated 2004 Omnibus Stock and Incentive Plan (the “Amended Plan”), which amended the Original Plan by, among other things, increasing the number of shares of Common Stock that the Registrant is authorized to issue by 1,577,000 shares (the “Additional Shares”).  The Amended Plan is more completely described in the Registrant’s Proxy Statement on Schedule 14A filed on April 12, 2013.

This Registration Statement on Form S-8 is being filed for the purpose of registering the Additional Shares, which are of the same class as those securities covered by the Prior Registration Statement.  As of May 30, 2013, a total of approximately 1,958,004 registered shares of Common Stock are available for issuance under the Amended Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and made a part hereof:

1.              The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

2.              The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

3.              The Registrant’s Definitive Proxy Statement on Def 14A filed with the Commission on April 12, 2013;

4.              The Registrant’s Current Reports on Form 8-K filed with the Commission on February 1, May 2, May 13, May 16 and May 24, 2013; and

5.              The description of the Registrant’s Common Stock as contained in its Registration Statement on Form 10, as amended (SEC File No. 001-32240) filed November 2, 2004.

All documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated By-Laws (the “By-Laws”) provide that each person who is, or was, or has agreed to become a director or officer of the Registrant, and each person who is, or was, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Registrant to the fullest extent permitted by Delaware General Corporation Law, as the same exists or may hereafter be amended.  However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the Registrant’s Board of Directors.  The By-Laws provide that this right to indemnification will not be exclusive of any other right which any person may have or may in the future acquire under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.  The By-Laws also permit the Registrant to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit the Registrant to indemnify such person against such liability.

The Registrant currently maintains a directors’ and officers’ liability insurance policy.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe  his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigation action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

Article Eleven of the Registrant’s Amended and Restated Certificate of Incorporation also provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any

transaction from which the director derived an improper personal benefit.  The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Item 7.     Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Bryan Cave LLP.*
10.1	Neenah Paper, Inc. Amended and Restated 2004 Omnibus Stock and Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on April 12, 2013).
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (set forth on signature page hereto).*

*Filed herewith

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on May 30, 2013.

NEENAH PAPER, INC.

By:	/s/ Steven S. Heinrichs
Steven S. Heinrichs
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven S. Heinrichs, the undersigned’s true lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. O’Donnell
John P. O’Donnell	President and Chief Executive Officer	May 30, 2013
(Principal Executive Officer)

/s/ Bonnie C. Lind
Bonnie C. Lind	Senior Vice President,	May 30, 2013
Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Larry N. Brownlee
Larry N. Brownlee	Vice President — Controller	May 30, 2013
(Principal Accounting Officer)

/s/ Sean T. Erwin
Sean T. Erwin	Chairman and Director	May 30, 2013

/s/ Edward Grzedzinski
Edward Grzedzinski	Director	May 30, 2013

/s/ Mary Ann Leeper
Mary Ann Leeper	Director	May 30, 2013

/s/ Timothy S. Lucas
Timothy S. Lucas	Director	May 30, 2013

/s/ John F. McGovern
John F. McGovern	Director	May 30, 2013

/s/ Philip C. Moore
Philip C. Moore	Director	May 30, 2013

/s/ Stephen M. Wood
Stephen M. Wood	Director	May 30, 2013

EXHIBIT INDEX

5.1	Opinion of Bryan Cave LLP
10.1	Neenah Paper, Inc. Amended and Restated 2004 Omnibus Stock and Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A filed on April 12, 2013)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Bryan Cave LLP (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on signature page hereto)